Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND
NONCOMPETE AGREEMENT

        This First Amendment ( the “Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated 9th July 2001 (the “Agreement”) is made effective as of the 28th day of March 2005, between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and JOHN F. BURTELOW (“Employee” or “Mr. Burtelow”).

Recital

        A.    Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of Chief Banker Bear. Company and Employee now mutually desire to amend the Agreement pursuant to the terms of this Amendment.

        NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Section 1 of the Agreement is hereby amended to change Mr. Burtelow’s title to Managing Director of Accounting. Section 1 is further amended to allow for the Chief Financial Officer to also assign Mr. Burtelow duties. As of the date of the Amendment, Mr. Burtelow’s employment remains on a full-time basis. However, the parties hereby amend the Agreement to provide that the parties reserve the option to mutually agree in writing at a later date to allow Mr. Burtelow to work on a reduced hours basis without the requirement to formally amend the Agreement. For avoidance of doubt, a change to reduced hours status shall occur only with the mutual written consent of both parties, and the parties reserve the right to require other changes to this Agreement, or to require termination of this Agreement, in the event Mr. Burtelow shifts to reduced hours status.

2.     Section 3(a) of the Agreement is hereby amended to reduce Mr. Burtelow’s annual salary to not less than one hundred and sixty thousand dollars ($160,000) and to replace “annual base salary rate” with “actual annual base salary rate”.

3.     Section 3(b) of the Agreement is amended as follows: The parties acknowledge that Mr. Burtelow’s bonus for fiscal 2005 and thereafter will be determined on an annual basis or as otherwise determined by the Company in accordance with its bonus structure for all other Managing Directors of the Company, for so long as Mr. Burtelow remains employed on a full time basis, as defined for benefits purposes, in the position of Managing Director.

4.     Section 4 of the Agreement is amended as follows: Upon termination of this Agreement due to Mr. Burtelow’s shift to reduced hours status, the rights and obligations of the parties pursuant to Section 6 will also terminate and be rendered void ab initio.

5.     Except as expressly set forth above, the Agreement remains in full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of 28 March 2005.

JOHN F. BURTELOW	BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ John Burtelow	By:	/s/ Maxine Clark
	John Burtelow		Maxine Clark Chief Executive Bear